Exhibit 5.1

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121-2133

T: (858) 677-1400

F: (858) 677-1401

www.dlapiper.com

May 30, 2012

Cytori Therapeutics, Inc.
3020 Callan Road
San Diego, California 92121

Ladies and Gentlemen:

We have acted as legal counsel for Cytori Therapeutics, Inc.., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act for the registration of 500,000 shares of the common stock, $0.001 par value per share, of the Company (the “Shares”) which may be granted under the Company’s 2011 Employee Stock Purchase Plan (the “Plan”).

In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Registration Statement, the Plan, the Amended and Restated Certificate of Incorporation, and the Amended and Restated Bylaws of the Company as now in effect, and minutes of all pertinent meetings and actions of the Board of Directors of the Company.

In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Plan.  The Company has represented to us and we have also assumed that the Company has reserved from its duly authorized capital stock a sufficient number of shares of common stock as were approved by the Company’s stockholders for issuance under the Plan.  We have also assumed that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved common stock, solely for the purpose of enabling it to issue the Shares in accordance with the Plan, the number of Shares which are then issuable and deliverable upon the settlement of awards under the Plan.

We do not express any opinion herein concerning any law other than the laws of the State of California, Delaware General Corporation Law and the federal law of the United States.  No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us and as of such date.  In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion (i) should the present aforementioned laws be changed by legislative action, judicial decision or otherwise, or (ii) to reflect any facts or circumstances which may hereafter come to our attention.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of the payment therefor, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA PIPER LLP (US)